Exhibit 99.1

OUR BUSINESS

Overview

Active Power designs, manufactures and markets power quality products that provide consistent, reliable and cost-effective ride through, or temporary, power for the majority of power disturbances, such as voltage sags and surges, and bridge the gap between a power outage and restoration of power or the time required to switch to generator power. Our products are designed to be environmentally friendly compared to existing solutions without compromising functionality, efficiency or cost. We have shipped over 1,300 flywheels, or more than 325 megawatts of our products, representing $91.4 million in revenue, to business locations in over 35 countries around the world since our founding in 1992. We are headquartered in Austin, Texas.

Our patented flywheel energy storage systems store kinetic energy by constantly spinning a compact steel wheel (“flywheel”) driven from utility power in a low-friction environment. When the utility power used to spin the flywheel fluctuates or is interrupted, the flywheel’s inertia causes it to continue spinning. The resulting kinetic energy of the spinning flywheel generates electricity known as “bridging power” for short periods until utility power is fully restored or a backup electric generator starts and takes over generating longer-term backup power in the case of an extended electrical outage. We believe that our flywheel products provide many competitive advantages over traditional battery-based systems, including substantial space savings, high power densities, “green” energy storage and power efficiencies as high as 98% that reduce total operational energy costs. We offer our flywheel products with load capabilities from 65 kVA to 3600 kVA, while typically targetting higher power density applications above 200 kVA since the majority of these customers already have back-up generators. We market our flywheel products under the brand name CleanSource®. CleanSource DC is a non-chemical replacement for lead-acid batteries used for bridging power. Utilizing our flywheel energy storage technology, the CleanSource DC is a stand-alone direct current (DC) product that is compatible with all major brands of uninterruptible power supplies (UPS). We built on the technological success of CleanSource DC by creating a battery-free UPS, CleanSource UPS, which integrates the UPS electronics and our flywheel energy storage system into one compact cabinet. CleanSource UPS represents the majority of our current revenues. Combining our CleanSource UPS with a generator provides customers with complete short and long-term protection in the event of a power disturbance. We sell our CleanSource flywheel products to commercial and industrial customers across a variety of vertical markets including manufacturing, technology, communications, utilities, healthcare, banking and military and in all major geographic regions of the world, but particularly in North America and Europe.

To address the requirements of customers without backup generators that still need protection from utility disturbances, we also have developed a patented extended runtime product that we call CoolAir™ DC. We initially have targeted CoolAir DC at lower power levels than our flywheel products, and it is sold as a minute-for-minute replacement for lead-acid batteries. CoolAir DC can provide backup power for several minutes to hours depending on the customer application. CoolAir DC utilizes mature thermal and compressed air storage (TACAS) technologies combined in a proprietary manner to produce backup power during an electrical disturbance. This product discharges cool air as a by-product of its operation that also can be used by customers during an electrical disturbance as a source of backup cooling. In addition to offering a DC-only solution, when customers desire a complete backup solution with an extended runtime, we have introduced the CoolAir UPS that couples our CoolAir DC product with a third party double-conversion UPS. CoolAir initially is being targeted at small to medium-size data center customers in North America following its commercial introduction in the second quarter of 2006, and we expect an international version will be available in late 2006.

Market Opportunities

According to a 2006 Frost & Sullivan report, the overall annual worldwide UPS market exceeds $5.76 billion in sales, with an average annual growth rate of 6% projected through 2012. The UPS market consists of single-phase and three-phase segments based on user power level requirements. The three-phase segment is typically used by commercial and industrial customers, and the single-phase segment is typically used by residential and other lower power level applications. Active Power targets the three-phase UPS market, covering 20 kVA and higher power applications, that was estimated to make up approximately 33% of this market in 2005, or approximately $1.8 billion per year. The segment of the market above 200kVA that we target with our flywheel products was estimated by Frost & Sullivan to be approximately $740 million per year in 2005, and is projected to grow at a 5.4% annual rate through 2012. The market between 20-200kVA, which is where we target our CoolAir products, was estimated to be approximately $1.1 billion per year in 2005 and is expected to grow at an annual rate of approximately 5% through 2012.

We believe that the following trends in power use will create additional market opportunities for us with our current product portfolio:

Increasing awareness of need for backup power systems. Increases in the size and frequency of natural disasters, utility grid failures, and a general increase in power demand, have increased the number of businesses that are exposed to the risks associated with, and the negative effects of, power quality interruptions. The transfer of manufacturing and enterprise services to developing countries with poor quality infrastructure also is increasing the visibility of the economic effects of poor power quality. Further, many developing economies lack adequate power infrastructure to ensure continuous power for industry, which impacts productivity and efficiency. Collectively, this increased awareness of the risks of business interruption due to power quality or supply interruption is driving more businesses to consider the need for more reliable backup power systems.

Trend toward higher power installations. New computing capabilities and developments in higher performance microprocessor designs are increasing power requirements for many industries. Often these higher power requirements are mirrored with shrinking space availability, requiring a power quality solution with greater power density that frees up space for more revenue generating computing applications. Alternatively, customers may desire to retrofit their existing facilities to handle more power since the cost of constructing new facility space continues to rise. High power installations are not limited to a particular vertical market or industry, but, by way of example, can include semiconductor plants, large hospital or medical complexes, large industrial manufacturing plants, broadcast/communications facilities, transportation facilities (airports, etc), and large computer data centers. Furthermore, in high power installations, customers are more likely to be comfortable with our products because they already are familiar with battery-free alternative technologies such as flywheels, rotary UPS systems, and are more likely to be using a backup power generator for their applications.

Extended runtime applications. In certain applications, where extended bridging power may be required, users are looking to increase the amount of backup time that their power quality solutions can provide. The longer the backup time, the greater the ability to operate through a complete power disturbance or to conduct an orderly shut down of operations that can minimize the economic impact of a utility power interruption. A large portion of the 5-200 kVA UPS market, particularly in North America, currently operates without backup generator systems and have tended to rely only on battery-based UPS systems. These customers typically need five to fifteen minutes of runtime from their energy storage system, which today is primarily being served by battery-based technology. The backup power systems for many of these customers do not provide power to their cooling systems during a utility disturbance. This only increases the likelihood of a thermal overload of their computing systems increasing the risk of a disturbance to the customer’s mission-critical applications. As a result, a computing facility may overheat despite the availability of sufficient backup power for computer systems during a utility disturbance. The ability to solve cooling problems during a utility power disturbance, and the ability to extend the available runtime while eliminating the need for a costly generator or HVAC backup system is critical to meeting the backup power quality needs of the small and mid-sized commercial markets.

Our Key Strengths

We believe that our key strengths and differentiators can be summarized as follows:

Differentiated product offering that provides cost-saving opportunities. We believe our products offer higher reliability than competing battery alternatives and are more easily maintained. We offer products with an estimated 20-year design life, compared to battery solutions that have average lifespans of as little as 3.5 years. Given their durable construction, and lack of heat-sensitive electrochemicals, our products can work in harsh environments with high reliability and without the operating costs associated with heating or cooling that may otherwise be required by a backup power system. Our flywheel products can provide up to 15 times more power in the same space as an alternative battery-based system. This increased power density allows us to free up valuable revenue-generating space for customers, or to allow them to provide higher backup power levels in their current space without the need for additional build out. Our flywheel products operate with up to 98% power efficiency that, given the long product lifetime, can translate into significant cost savings over the product’s lifecycle.

We estimate, when considering the need for ongoing maintenance, replacement costs and the physical environmental requirements of battery-based products, that the total cost of ownership of our flywheel-based products, which includes purchase price, installation, maintenance and energy costs accumulated over a 10-year period, is less than half of that of comparable battery-based system. Our megawatt class UPS platform allows us to compete for large system installations where there are fewer competitors and where battery-based solutions are less favorable due to greater space requirements and higher maintenance costs. We began production of our CoolAir product platform in the second quarter of 2006. CoolAir provides a minute-for-minute alternative to the backup power of batteries while also providing cooling backup during an outage. The CoolAir product platform also broadens our product range into the extended runtime category.

Significant near-term growth opportunities in large commercial markets. With the increasing importance of consistent and reliable electric power, we are experiencing significant interest in our products and expect this to result in near-term and sustained growth opportunities. The build-out of large data centers in North America and Europe and the relative unreliability of utility-provided electricity have resulted in a global increase in investment in backup power systems in a wide range of industries, including healthcare, broadcast and communications, transportation and manufacturing. We currently are focused on serving the American and European markets. These markets represent approximately 65% of the global $5.76 billion UPS market according to a 2006 Frost & Sullivan study. We plan to expand into other geographies beginning in 2007 including markets located in Asia and Latin America, where we believe that these same global power demand trends will offer us significant near and long-term growth opportunities.

Well-respected and established distribution partners. We maintain strategic alliances with several of the leading power technology distribution partners in the United States, including Caterpillar, Eaton Electrical and General Electric, each of which has endorsed our products. These alliances provide us with sales distribution channels into commercialized global markets. For example, Caterpillar distributes our flywheel UPS system under the Caterpillar brand name through their global dealer network. We have a partnership with GE that gives GE the non-exclusive right to purchase and sell our CleanSource DC products, and Eaton Electrical also provides us with sales and services support for the CleanSource DC products. We have added other regional distributors for our CleanSource DC products, including Fuji Electric in Japan and Vega Power (ASEA E&T) in the Republic of Korea.

One of few economically viable, environmentally friendly and safe solutions. With the low operating costs (less than half the total costs of battery-based solutions over a 10-year period) and 20-year design life span of our products, we believe we offer one of only a few economically viable, environmentally friendly and safe products available on the market today. Given heightened social awareness and increased environmental concerns, we believe our products are well-positioned to capitalize on this trend. We believe that we are particularly well-positioned for the European market, which is characterized by higher energy costs, more significant economic incentives to use green power and a greater environmental awareness. Our products do not have the safety, toxicity and environmental concerns of battery-based solutions and they are not subject to the same physical operating requirements and can perform in harsh climates and extreme conditions far better than battery-based products. Poorly maintained battery installations can present fire and safety risks up to and including fires and explosion, and we have successfully sold our products to many customers due to their problems with batteries (high cost, high maintenance, disposal issues, low reliability) and their need for a safer and environmentally friendly alternative.

Our Business Strategy

Active Power’s primary operating goal is to provide innovative three-phase power quality solutions to enable businesses to continue to operate in the event of electrical power disturbances. Key elements of our strategy include:

Migrate to a systems solution provider from current product focus

We believe that our approach of focusing on a solutions-based offering, including service, will accelerate our growth potential and path to operating profitability. Our history of product development has resulted in new and innovative products for solving power quality and reliability issues, including our CleanSource flywheel-based products and our CoolAir TACAS-based products. Over the last five years we have improved and broadened our range of three-phase power quality products and introduced new technologies to meet user requirements at higher and lower power levels. During this period, we primarily have employed a narrow sales channel strategy to sell our products, which resulted in our functioning largely as a product supplier to our OEM partners and direct customers. However, our experience in the market has led us to conclude that many customers prefer to be provided with a complete power quality solution, including our products, ancillary products that are needed to complete the system solution such as switching gear and generators, design and installation services, as well as regular product maintenance and repair services. We believe that changing our sales focus to one of solutions-based rather than product-focused offerings will allow us to increase revenue opportunities, increase direct end-user contact to facilitate continuing product development, create opportunities for repeat business, and enhance our ability to sell higher margin service and repair business to our customers.

Broaden our available markets and channels of distribution

Historically, the majority of our sales were made through our OEM channels. As recently as 2003, 72% of our revenues were made via our OEM channels, with the majority of this revenue coming from Caterpillar. Since then we have focused on establishing a direct sales channel that supplements our OEM channel while enabling us to expand into new geographies. We began this strategy by adding direct sales employees with power industry sales experience in Western Europe and in parts of the Caribbean and Mexico. By adding more direct and solution-focused sales personnel, we have increased the proportion of direct sales from 7% of revenue in 2002 to 48% of revenues in 2005. As we increase sales in a region, we add service personnel and project management skills to manage customer implementations and provide post-sales support. We also are adding new sales offices, complete with demonstration and service capabilities, to complement our sales activities and to create a more local presence for our international customers.

While the OEM channel has provided brand credibility to our company and our products, particularly in new markets and with larger customers, such as our multi-megawatt project customers, the OEM channel has not been effective in markets where, for example, the OEM did not have a significant existing power quality business in that market. In such situations we have elected to broaden our sales channels and have started selling products directly with Active Power personnel and through third-party representatives such as manufacturers’ representatives and value-added resellers (VARs). We will continue to evaluate our OEM, VAR partners and manufacturers’ representatives in each market to ensure adequate performance and growth, and to enhance the sales potential of each of our geographic regions. We also will continue to manage potential channel conflicts within markets, and continue to support the requirements of our partners to enable our success with this multi-channel global sales strategy.

In 2005, we added approximately 23 manufacturers’ representatives primarily focused in North America. We also began to add more direct sales employees and sales agents to broaden our reach. We have developed a national account team in North America, which is focused on directly selling multiple units to Fortune 100 companies as a more efficient way of increasing sales volume. As we have expanded our direct selling capabilities, we also have expanded into new international markets and hired additional direct sales resources, particularly in Europe, the Middle East and Africa (EMEA) during 2005 and 2006.

As we complete the broadening of our sales channels in the Americas and EMEA, we plan to expand our sales capabilities into other regions, principally Latin America and Asia beginning in 2007. These regions fit the profile of areas where our products have been most successful to date: areas with poor power infrastructure and with growing economies. We anticipate that this expansion will increase the available market for our products and provide opportunities for further growth.

Expand our customer service capabilities

We intend to expand our customer service capabilities so that we can:

•	develop direct customer relationships;

•	increase revenue and margins through increased service offerings; and

•	receive more direct feedback from customers.

We are increasing the size and geographical coverage of our service organization to mirror our expanding direct sales force and to enhance the direct service capabilities we provide to our end-user customers. Historically, our OEM partners managed end-user customers and captured the service revenues. We will place additional emphasis on developing new and innovative service solutions to augment our current offerings and to provide enhanced value for the customer. Service operations have been highly profitable segments for established power quality companies, and we believe that our expanded service organization will play a key role in generating new sales prospects, increasing revenues and providing us with more future sales opportunities as a result of direct client contact.

Leverage our core technologies to develop next-generation products

We intend to continue to use our expertise in power electronics and advanced electromechanical technologies, combined with an integrated solutions approach to developing new and enhanced products, to continue to create innovative, environmentally friendly solutions that lower the cost and to increase the quality of electric power.

We will continue to improve our designs for simplicity, service and cost. We also will continue with judicious cost reductions and feature enhancements to increase customer value and ensure competitively priced and comprehensively serviced solutions. In the last five years we have invested over $57 million in research and development of new products, features and technologies associated with power quality. We now have what we believe to be one of the broadest product offerings in the power quality market. We intend to leverage customer feedback and market intelligence so that we can capitalize on our engineering investment in our product and technology platforms, and we plan to introduce new product categories, features and benefits that will help us maintain our position as a technology leader in power quality solutions.

Increase our marketing focus to build the Active Power brand

We intend to further support our sales channels by increasing our marketing focus and by building the Active Power brand. In 2006 we added additional resources and changed our marketing focus to better leverage our multi-channel sales strategy with a more structured marketing philosophy. We believe a structured approach is necessary to create an integrated, scalable marketing plan that can support each channel, each product and each geography. We believe that more and better sales tools, more lead generation and more brand awareness due to our increased investment and market focus will lead to greater sales success.

Our Flywheel Business

Overview

Our flywheel energy storage system provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations. We have shipped over 1,300 flywheels, or more than 325 megawatts of our products to business locations in over 35 countries around the world.

The Flywheel Market

The principle of using stored energy in the form of a flywheel to bridge the gap between a power failure and an emergency diesel generator has been well accepted in Europe and around the world since the 1970s. In some mature markets, these type of products have the majority of the large capacity UPS business. These earlier “diesel-rotary” UPS products were limited by roller-bearing technology and possessed no more than five seconds of stored energy, requiring special arrangements for the selection and starting of the diesel generator engine. The mechanically “in-line” nature of the system also limited the output power of these products. In the 1990s advances in design including the use of permanent magnets to reduce the load on main bearings increased the performance of flywheel-designed products. Against this background, the Active Power designed products deploy far more advanced technology and can address a large market that is knowledgeable and familiar with flywheel products.

Our flywheel products generally compete in the >200kVA UPS market. The size of this market was estimated in 2005 to be approximately $740 million in annual sales in a 2006 Frost & Sullivan market study, and is anticipated to grow by 5.4% annually through 2012. Traditionally this market has been served by battery-based UPS technologies; however, substitute products, such as flywheels, are now offering viable alternatives to conventional UPS technology.

At the >200kVA power level, the primary market includes medium and large data centers, operator centers, telecommunications switching gear, broadcasting equipment and process-control (industrial) equipment. UPS systems at this level require special support for installing, auditing and maintaining the system. Hence, more products at this level are sold via direct sales and manufacturers’ representatives. In the reseller channel, mechanical and electrical contractors contribute significantly to the sales process and are an important advocate of a vendor’s product who can design a UPS manufacturer into a customer application. Most applications within this power category serve mission-critical applications. Therefore, downtime or power interruption for these applications can lead to severe financial losses for customers. This also makes this segment of the UPS market somewhat less sensitive to price because products are more likely to be evaluated in terms of product reliability, performance and power quality.

Due to the mission critical nature of the applications supported, customers are more likely to select established power quality brands and prefer a direct relationship with the supplier. Therefore, assurance of a well-developed service organization is viewed as critically important. Today this market segment is dominated by a small number of global UPS manufacturers, including Liebert, American Power Conversion, MGE and Eaton. These companies have strong brand recognition, global service capabilities and broad distribution channels. Smaller, local companies also compete in most major markets.

The biggest driver of growth for UPS systems, particularly in this high power segment, is the increase in power requirements of network and data storage equipment. This growth in power requirements is driving a change in backup power systems and we believe the number of new installations and build outs also will have a major impact on UPS growth. As power consumption is increasing, customers are looking to more efficient UPS designs that can save space, and that can operate with higher levels of efficiency to reduce electricity expenses. Conventional UPS systems use lead-acid battery-based backup solutions. While this technology is mature, there are known limitations, including the need to constantly monitor the level of availability, significant space requirements, susceptibility to high and low temperatures requiring that they be placed in temperature controlled rooms, toxicity and safety concerns, and significant annual operating and service costs. Alternative technologies that can offer higher reliability, lower total cost of operation and smaller, space efficient design, and that are safe and non-toxic, should be able to capture market share in this market segment. Flywheel-based products offer these advantages and have been in the market for a number of years to prove their reliability and efficiency. Flywheel products have been in the European market for several decades, and are more established as a viable battery alternative in that market generally. We believe that success in that market will be mirrored in other regions of the world, especially as flywheel-based products become more established.

Our successful market penetration of the UPS market primarily depends on two factors. First, our ability to compete with existing double-conversion, battery-based UPS systems. Second, the acceptance of our flywheel-based UPS in industrial applications where batteries are not an option due to the harsh operating environment. Our current flywheel products have a shorter runtime than the battery-based systems (typically 15 seconds to 60 seconds as compared to 5 minutes to 15 minutes with battery-based solutions) at a comparable installed cost. However, our flywheel UPS, when compared to equivalent lead-acid battery-based solutions, offers a significantly higher power density (4 to 15 times greater), lower lifecycle cost, lower maintenance requirements, higher power efficiency (98% as compared with high 80 to low 90 percentages for comparable battery-based double-conversion UPS systems), broader power range, and a higher operating temperature range. These product features allow us to compete more effectively with battery-based alternatives.

Our Flywheel Technology

Our patented flywheel energy storage system stores kinetic energy by constantly spinning a compact steel wheel (“flywheel”) acting as a motor driven by utility power in a low-friction environment. When the user requires short-term backup power (i.e., when the utility power used to spin the flywheel fluctuates or is interrupted), the flywheel’s inertia causes it to continue spinning. The resulting kinetic energy of the spinning flywheel generates electricity, known as “bridging power,” for short periods until utility power is restored or a backup electric generator starts and takes over generating longer-term backup power for extended electrical outages. We believe that, relative to other energy storage alternatives, our system provides high quality, reliable power at an effective cost.

The primary benefits of our flywheel-based systems include power density and power efficiency of up to 98%. On average, our flywheel-based UPS systems can produce twice as much power as comparable battery-based systems and only require approximately one-half of the equivalent space, or footprint, resulting in a fourfold improvement in power density. Power density for backup power equipment is defined as the amount of backup power a product can provide in a given area. Providing a greater power density allows increased power loads in customer data centers and frees up space for computing systems instead of backup power quality systems. Power efficiency is a measure of the amount of power consumed by the power quality or backup system when operating. This consumed power is also called the standby loss. The more power efficient a backup power system is, the less power it consumes. Our flywheel-based products have lower standby losses (<2%) than an equivalent battery-based system, meaning that they have higher power efficiency. As the customer’s costs of electricity rise, we believe that the efficiency of our flywheel-based systems offer greater energy savings resulting in lower total cost of ownership for the customer than battery-based systems.

Rather than rely on the flywheel concepts developed for other applications, we focused our development efforts on providing products that meet the specific needs of the three-phase power quality market. Users requiring backup power products desire products that can deliver high quality, reliable power at a reasonable price. As a result of these needs, we developed a flywheel system that operates at lower speeds (under 8,000 rotations per minute) than the original flywheel applications developed for space-based missions, and with increased reliability. These speeds are comparable to those of automobile engines and industrial machinery. This lower flywheel speed has allowed us to achieve a lower cost design by using an inexpensive bearing system and conventional steel in place of expensive composite materials.

The design of our flywheel system, which is displayed below, integrates the function of a motor (which utilizes electric current from the electric utility grid to provide the energy to rotate the flywheel), flywheel rotor (which spins constantly to maintain a ready source of kinetic energy), and generator (which converts the kinetic energy of the flywheel into electricity) into a single system. This integration further reduces the cost of our product and increases its efficiency.

The flywheel rotor is designed to spin in a near frictionless environment by the use of a low-cost combination of a magnetic and mechanical bearing system. The friction in the spinning chamber is further reduced by the creation of a partial vacuum, which reduces the amount of air in the chamber that otherwise creates drag on the flywheel rotor. The flywheel rotor stores energy in the form of kinetic energy by constantly rotating within the vacuum container. As the flywheel rotor slows down when a user requires power, the rotor’s magnetism is increased as it rotates past copper coils contained in the armature to generate constant output power. This enables the flywheel system to provide between 15 seconds and 60 seconds of electricity during power disturbances. While a lead-acid battery can typically provide backup power for a much longer period, this capability usually is not required when a customer also employs a backup generator. Our flywheel-based system can provide ride-through, or temporary, power for the majority of power disturbances, such as voltage sags and surges, and can bridge the gap between a power outage and the time required to switch to generator power.

We have verified our flywheel design with both internal and external three-dimensional finite element analysis, as well as tests designed to determine the flywheel’s safety at varying speeds. We test each flywheel rotor with stringent quality control methods. These tests have demonstrated a factor of safety consistent with common industrial machines such as large motors and generators.

Our Flywheel Products

CleanSource DC

CleanSource DC is a non-chemical replacement for lead-acid batteries used for short-term backup power in power quality installations. Utilizing our flywheel energy storage technology, CleanSource DC is a stand-alone direct current (DC) product that is compatible with all major brands of UPS. It is compact, quiet and has demonstrated field-proven reliability. When the UPS electronics detect a power disturbance, CleanSource DC draws on the power stored as kinetic energy in the flywheel to generate backup power.

CleanSource DC can operate in conjunction with or can replace battery strings used in UPS and continuous power systems, or CPS. It also can replace the batteries now used with fuel cells and micro-turbines to meet peak power demands. This system is available in a variety of delivered power ratings up to 500 kW per flywheel system. We also can configure the units in parallel to meet higher power requirements. CleanSource DC has been designed for much longer service intervals and more extreme operating environments than typical lead-acid battery installations. Our longest continually running CleanSource DC unit was installed in June 1998. Our installed CleanSource DC units have accumulated approximately 6.8 million hours of field-proven reliability through June 30, 2006. The CleanSource DC comprised approximately 13% of our total revenue during 2005.

CleanSource UPS

We built on the technological success of CleanSource DC by creating a battery-free UPS, CleanSource UPS, which now represents the majority of our current revenues. Instead of a UPS and string of batteries in two separate cabinets, we have integrated the UPS electronics and our flywheel energy storage system into one compact cabinet. Our installed CleanSource UPS units have accumulated over 15.7 million hours of field operation as of June 30, 2006. The CleanSource UPS product family comprised approximately 69% of our total revenue during 2005, and 70% of our revenue in the quarter ending June 30, 2006.

The CleanSource UPS design takes advantage of the many component similarities between CleanSource DC and standard UPS electronics. Each system requires power conversion electronics, fans for cooling, a frame for structural support, a user display with data reporting capability, and other overlapping functions. By combining these functions into a single system, as shown in the diagram below, we can provide a highly reliable, cost-efficient power quality solution.

CleanSource UPS System Efficiencies

System Efficiencies

Due to its proprietary cost-efficient design, CleanSource UPS can be competitively priced in relation to the installed cost of a conventional battery-based UPS. Due to its high operating efficiency, small footprint and long service life, we believe that the total cost of ownership of CleanSource UPS, which includes the purchase price, installation, maintenance and energy costs accumulated over a 10-year period, is less than half of that of conventional battery-based UPS systems. We designed CleanSource UPS to be compatible with new and installed standby generators, extending their application to use in a continuous power system, or CPS. We currently offer our CleanSource UPS product line in 65 kVA – 1200 kVA power ranges, and it can be configured in parallel up to 3600 kVA.

Our megawatt-class CleanSource UPS platform uses a separate power electronics platform than the CleanSource UPS systems in the 65 kVA – 900 kVA power ranges. With its compact and efficient design, we believe that our megawatt-class product gives us a significant competitive advantage in the high power UPS market, which is currently served by only a few battery-free companies. We also have the ability to configure multiple megawatt-class UPS systems together in parallel up to 3600 kVA, as evidenced by our having sold multiple 2400/2000 kVA UPS. The customers of high power UPS systems demand that they be highly configurable. We believe that the ability to link multiple of our megawatt class UPS machines in parallel to support higher power levels will allow us to address the multi-megawatt market for power quality equipment by offering our customers a large building block, thereby requiring fewer UPS systems, to address their multi-megawatt power quality needs. We installed our first paralleled megawatt-class UPS system in 2005.

Flywheel Customers

Prior to 2003 our primary customers were OEMs. Our most significant OEM customer has been and continues to be Caterpillar, which distributes CleanSource UPS under its own brand name.

During 2004 and 2005 we continued to make progress with our Active Power-branded sales channel by selling CleanSource UPS and DC products directly and through manufacturers’ representatives throughout North America and in several other international regions. This sales and distribution channel has increased our end-user interaction and allowed us to respond to customer needs more quickly. Our Active Power-branded sales channel contributed 48% of our revenues during 2005, as compared to 40% in 2004 and 25% in 2003.

The following table provides a representative sample of customers that use our flywheel products, and includes customers sold directly by us or by our OEM partners:

Industry	Representative Customers

Utilities	• Southern Company • Reliant Energy • Covington Electric Co-op	• AEP • JEA • First Energy

Communications	• Telemundo • Christian Television Network • Level 3 Communications • EchoStar Communications	• NBC • ABC • AT&T • Cable & Wireless

Manufacturing	• Abbot Laboratories • GE Industrial Systems • Michelin • Wyeth	• Asea Brown Boveri • STMicroelectronics • Goodyear • Group Tonic

Technology	• Fuji • Sun Microsystems • Hewlett Packard • Freescale Semiconductor	• Siemens • 3M • Micron Technologies

Financial Institutions	• Visa • MBNA	• GMAC

Healthcare, Government, Other	• Albertsons • HEB • Fairview Hospital • University of Michigan	• Nestle • Lockheed Martin • US Air Force • US Dept. of Veterans’ Affairs

Competition

Our CleanSource DC product competes with makers of lead-acid batteries and organizations developing battery-free technologies for UPS applications. Among the manufacturers of battery-free products, Piller, a European-based company, currently offers a flywheel energy storage system that competes with the CleanSource DC at comparable power levels. However, the Piller flywheel is only available with Piller’s proprietary UPS system. In addition, Pentadyne, a US-based private company, recently began to offer a DC flywheel energy storage system. Examples of other technologies potentially competitive with CleanSource DC include high-speed composite flywheels, ultra capacitors and superconducting magnetic energy storage. To date, however, we believe that none of these technologies has achieved a sufficient presence in our market to be considered a direct competitor.

The CleanSource UPS competes primarily with battery-based UPS manufacturers such as Eaton Electrical, Liebert and MGE UPS Systems. In addition, the CleanSource UPS competes with battery-free systems from Piller, Hitec and KS Techniques (previously EuroDiesel).

With the megawatt-class CleanSource UPS, we are competing with the same group of competitors mentioned above. However, we believe this megawatt class UPS market currently comprises the largest percentage of battery-free UPS systems in the UPS market. We believe the broader market acceptance of battery-free technologies in this power range should strengthen our competitive position.

Our CoolAir Business

CoolAir Overview

CoolAir DC provides backup power for several minutes to hours depending on the customer application. CoolAir DC utilizes mature thermal and compressed air storage (TACAS) technologies combined in a proprietary manner to produce backup power and backup cooling during an electrical disturbance. CoolAir DC is initially targeted at lower power levels than our flywheel products, and is sold as a minute-for-minute replacement for lead-acid batteries. In addition to offering a DC-only solution, when customers desire a complete backup solution with an extended runtime, we have introduced the CoolAir UPS that couples our CoolAir DC product with a third party double-conversion UPS.

The CoolAir Market

At its current power levels, the CoolAir product primarily competes in the 20-200kVA UPS power market against conventional battery-based UPS systems. According to an independent market analysis of the 2005 global UPS market by Frost & Sullivan, this segment represented approximately 20% of the global UPS market in 2005, with annual sales of approximately $1.1 billion, and is projected to grow at an annual rate of approximately 5% through 2012.

The primary customers in this power level include mission-critical and large-scale equipment, and typically are sold for operator centers, telecommunication equipment switching gear, broadcasting equipment, imaging diagnostic equipment, small and medium size data centers, and process and automation equipment. At this power level, compared to the market for our flywheel business, a greater percentage of sales is made regionally by local resellers. It is estimated that less than one-third of sales are made directly, compared to two thirds in the >200kVA segment.

Frost & Sullivan estimated sales growth in the 20-200 kVA market at approximately 13% in 2005, faster than the growth rate in the overall UPS market, particularly in North America and Asia, driven by strong demand in the healthcare, high-tech manufacturing and the financial services industries. Frost & Sullivan also expects this segment to continue to grow faster than the overall UPS market.

The primary drivers of growth in this segment are similar to those in our flywheel market and include renewed IT and process upgrades which are increasing power requirements for many organizations and forcing end-users to upgrade their existing power infrastructure. At this lower power level there are more competitors, particularly from Asia, which has contributed towards higher price competition and commoditization of product due to lack of innovation. Competitors have sourced manufacturing offshore to mitigate the effects of this price competition.

Applications in this power segment are often mission critical, which means a high level of user involvement and interaction between the supplier and customer during the purchase process to ensure proper configuration, service, assurance, level of reliability and delivery. This leads to increased involvement of local manufacturers’ representatives and local consulting or electrical engineers in the sales process. Often the choice of sales channel varies by geographic region due to local alliances, local tariffs and regional voltages, as well as a supplier’s position in a given market.

Like the high-power market, brand and service capabilities are important competitive differentiators. If a workstation or equipment fails, customers may suffer potentially significant economic losses. This increased awareness and application criticality have led to an increased level of brand loyalty in this market. Customers want high reliability and features such as product certifications, high power correction factors, maintenance bypass features and monitoring services. These customers also recognize the need for service and after-sales maintenance. UPS products have become more reliable and robust over time, but the backup battery system remains a prevalent source of failure in UPS systems. As a result, monitoring services are as valuable to customers as maintenance.

As most of these UPS systems are used in conjunction with an application, growth in the UPS market should be tied to growth in the application market. However, in recent years the proliferation of the Internet and PCs has been the primary driver of growth.

Overall, brand recognition and service capabilities are the most likely basis of competition due to the maturity of the markets and the lack of product innovation to differentiate similar product offerings. The ability to offer space savings, higher reliability and better service often will determine success in a market, although some markets, particularly in Asia, continue to be driven primarily by price.

Thermal and Compressed Air Storage System Technology

In September 2004 we first introduced a new battery-free technology that utilizes thermal and compressed air storage (TACAS) systems to provide backup power for an extended runtime (minutes to hours) while simultaneously providing backup cooling during an electrical outage or disturbance.

During standby operation (when utility power is present), breathable compressed air can be used as an energy source stored in standard air cylinders. A nominal amount of electricity is used to keep the thermal storage material heated at the proper temperature using basic and redundant electric heating elements. In the event of a power disturbance, a valve is opened releasing the compressed air, which is routed through the thermal storage unit to gain additional energy. This heated air is then applied to an air motor (expansion turbine) that spins at high speeds and turns a permanent magnet alternator, which, in turn generates power that is used to support the critical load. Depending on the application, this product provides backup power for minutes to hours. When utility power is restored, the system can electrically recharge by using some electricity to compress air back into the cylinders and to re-heat the thermal storage material. The byproduct from operation of this system is a discharge of cool air which can be used to cool electronic equipment in the room prior to an orderly data center shutdown or until the data center cooling systems are restored on generator or utility power.

The following graphic depicts the TACAS system:

CoolAir Products

CoolAir DC

Our first product based on this TACAS technology platform is being marketed as CoolAir DC. While CoolAir DC provides extended runtimes similar to battery solutions, it does so without any of the inherent limitations of batteries related to reliability, manageability and maintainability. CoolAir DC utilizes readily available compressed air and thermal energy storage along with simple and reliable mechanical components that combine to produce a predictable and reliable source of DC power that does not degrade over time. In addition, CoolAir DC has the capability to provide backup cooling that has become an important requirement of today’s datacenters because of ever-increasing power densities. In December 2004, we shipped our first CoolAir DC evaluation unit. We recorded our first sale of a CoolAir DC in December 2005, and began commercial production during the second quarter of 2006.

CoolAir DC was developed to meet the needs of the market where customers require minutes to hours of backup power because they typically do not have backup generators. Based on our primary research, we believe a substantial portion of customers within the three-phase UPS market in North America do not have a backup generator and require extended runtimes between 5 and 30 minutes. Similarly, this market segment does not typically have their HVAC system on backup power so that during an outage critical equipment is not being cooled, even if it has backup power. Thus, having the CoolAir DC expel cool air during a power interruption can be of value to these customers by reducing the possibility of a thermal shutdown and allowing critical equipment to run for a longer duration in the event of an extended power outage. CoolAir DC is flexible in its configuration and can easily extend the runtime by simply adding more compressed air tanks. Applications demanding such extended runtime are, for example, the mid-range UPS market (roughly defined as 5 to 200 kVA), where 15 minutes of backup power is required to allow the customer to shut down its critical equipment in an orderly manner. The CoolAir DC system is currently available for a power rating from 32 to 80 kW.

CoolAir DC has lower expected lifecycle costs than battery solutions due to its projected 20-year lifespan, as well as comparatively low maintenance and replacement part requirements. In some instances, the initial cost of CoolAir DC may be higher than batteries for a customer. To help mitigate this upfront financial impact on customers, we are offering customers a usage or lease option in addition to a purchase option. The usage option includes warranty, maintenance and testing for a single price per year during a 3, 5 or 10-year agreement. The usage model spreads out the payments over an agreed term, and offers customers a consistent, predictable cost over time. CoolAir DC can be sold with a UPS or sold into existing UPS installations to replace a customer’s lead-acid batteries.

CoolAir UPS

To provide the fastest route to market for a complete UPS solution for our customers requiring extended runtime, we have teamed with a division of General Electric Corporation to provide an Active Power-branded UPS, which is marketed as CoolAir UPS. This CoolAir UPS solution leverages the TACAS technology and simply couples the CoolAir DC unit with a GE-sourced double-conversion UPS. We can also sell the GE-sourced double-conversion UPS directly to customers without the CoolAir DC. In addition to all the energy storage benefits of the TACAS technology listed above, CoolAir UPS also provides benefits such as tighter voltage regulation and better transient response that leads to much improved output power quality relative to our competitors’ UPS products. With the ability to parallel the GE-sourced UPS, multiple CoolAir UPS systems may be connected in parallel to create a backup power system up to 800 kVA.

CoolAir Customers

We began commercially selling CoolAir DC in the second quarter of 2006, and so our customer base is limited. However, some of the markets and applications that we have already shipped or sold into include the following:

Industry	Application
Utilities	Research Laboratory, Load Leveling
Semiconductor Manufacturing	Chip Manufacturing, Process Manufacturing
Academic Institutions	Data Center Operations
Financial Institutions	Data Center, Travel Center Operations
Solar Cell Manufacturing	Load Leveling

Competition

CoolAir DC competes primarily against battery cabinet offerings for 20–200 kVA UPS provided by suppliers such as Eaton Electrical, Liebert, American Power Conversion and MGE UPS Systems. To our knowledge, there are no commercially available battery-free extended runtime products within this market space. CoolAir DC provides extended runtimes similar to batteries, without any of their inherent limitations related to reliability, manageability and maintainability. In addition, CoolAir DC has the capability to provide back-up cooling that has become an important requirement of today’s data centers because of the ever-increasing power densities that generate heat within data centers. Our ability to compete effectively with the CoolAir DC product will primarily depend on the rate of acceptance of this new technology in the small to medium business segment.

CoolAir UPS is a 20–100 kVA double-conversion UPS solution that utilizes the TACAS technology for energy storage. With the CoolAir UPS, we compete against battery-based UPS solutions provided by the same group of competitors as mentioned above. Our ability to succeed within this space is also strongly dependent on the acceptance of the TACAS technology within this market segment. A differentiated offering and a strong value proposition for customers have allowed us to sign various top power quality manufacturers’ representatives to carry CoolAir UPS as their primary UPS offering. This manufacturers’ representative channel now provides significant coverage for the CoolAir UPS throughout United States.

Sales and Marketing

For the last several years our sales and marketing activities were focused principally on training and supporting our OEM customers. Since 2000 we have hosted numerous Caterpillar dealers and Eaton Electrical sales representatives to promote awareness of our UPS and DC products and to demonstrate the capabilities and market opportunities of these products. We also implemented several programs aimed at increasing OEM engagement and focusing on selling our products and have conducted regular intensive sales programs focused on enabling and educating our OEM partners throughout the United States and in Europe. These sales programs are used to increase product awareness and sales effectiveness.

Our primary sales channels in North America have traditionally been through our OEM partners, Caterpillar and Eaton Electrical. As we began to broaden our sales channels in 2005, we shifted the focus of our sales and marketing activities to direct sales, while still supporting our existing channel partners. In 2005 we undertook a campaign to recruit regional manufacturers’ representatives in the United States and Canada, and added direct sales employees and sales agents for certain products and geographic regions, particularly in Europe, to increase our market coverage. In 2006 we have been growing our geographically dispersed direct sales force to focus on direct customer relationships within specific geographic regions and particularly on specific national accounts. Direct sales tend to improve our relationships with customers, improve our gross margins and add service revenue opportunities.

Our primary sales channels in EMEA include direct sales and select VARs. We also provide services including engineering, installation, start-up, monitoring, and repair for our products under contracts with our customers.

Our marketing efforts focus on developing and sustaining key relationships with industry influencers, such as design engineers, and our channel partners, participating in trade shows to promote the brand and launch our products, and equipping and training our Active Power salespeople and our channel partners. We also work with OEM partners on promotional activities such as advertising development, direct mail and seminar strategies. We use our marketing resources to stimulate end-user interest through trade press articles, participation in industry conferences, online marketing, and limited direct mail to specific power quality prospects. In 2005 and 2006 we increased our marketing efforts in support of our direct selling activities in an effort to increase sales of Active Power-branded products and services.

Service and Support

Our first priority is to sell service contracts directly to our end-users to parallel our increased efforts to build our global direct sales force. In 2006 we began focusing on increasing our service revenues through increased customer coverage and additional value-add service offerings. We anticipate that in 2006 our service revenues will substantially grow through the direct sale of Active Power service contracts, parts, training, and installation. As we increase direct sales under the Active Power brand, we believe that this will provide us with more opportunities to increase the number of relationships with end-user customers and therefore increase service and support revenues from those customers.

Similar to our sales and marketing activities, prior to 2005 we focused on educating and training our OEM customers on the service and maintenance of our products. We believe their engagement reduced the need for us to have a large internal support organization by enabling our OEMs to provide installation, service and primary support to their customers. We also expanded our service coverage areas and entered into strategic partnerships to broaden our service reach in areas where it was impractical or inefficient to staff Active Power employees. The training programs are hosted at our Austin, Texas location where we have a sophisticated training facility, and where the service people can get hands-on-experience with our products. All of our OEM customers must be certified by Active Power in order to service our products.

We will continue to support our OEM partners who sell service contracts for our products to their customers. We understand the importance of growing service in these OEM channels as we shift to our multi-channel sales strategy.

Strategic Relationships

Caterpillar

In 1999 we established a strategic relationship with Caterpillar, pursuant to which we granted Caterpillar the worldwide right to distribute many of our CleanSource UPS products under the “Cat UPS” brand name. Caterpillar is a market leader in new generator sales and has the largest installed base of existing standby generators in the world. By offering the Cat UPS with a standby generator, Caterpillar can transform a standby power system into a CPS. The combined solution reduces maintenance costs and increases reliability relative to traditional CPS products. Moreover, because Caterpillar’s product line now includes both a UPS and a generator along with switchgear Caterpillar is now selling, Caterpillar can install and service a complete CPS under a single and very recognizable brand name. We believe that this total solution gives both Caterpillar and Active Power a significant competitive advantage in the power quality market.

UPS Development Agreement. We entered into a development agreement with Caterpillar in January 1999 for the creation and distribution of a UPS marketed under the Caterpillar brand name. Under this agreement, Caterpillar invested $5 million in this development. We began shipments of the Cat UPS in 2000. While we retained sole ownership of the underlying flywheel energy storage technology, we jointly own with Caterpillar intellectual property directed to the integration of UPS electronics with the CleanSource flywheel technology. Either we or Caterpillar may license to others the intellectual property that we jointly own without seeking the consent of the other and the licensing party will solely retain all licensing revenue generated by licensing the joint intellectual property. However, we may not license the joint intellectual property to specifically identified competitors of Caterpillar until January 1, 2007. To date, neither party has licensed the technology to a third party.

We entered into a second development with Caterpillar in September 2001 to develop a high power flywheel UPS platform that Caterpillar may ship under the Cat UPS brand name. Caterpillar invested an additional $5 million in this development. We began shipping this high power UPS in the third quarter of 2003.

Distribution Agreement. Under our distribution agreement with Caterpillar, we sell Cat UPS equipment to them at set prices. During 2005, 2004, and 2003, we received approximately 42%, 54% and 60%, respectively, of our revenue from Caterpillar and its dealer network under this agreement. The principal provisions of this distribution agreement are summarized below:

•	Caterpillar has semi-exclusive worldwide rights to distribute Cat UPS under the Caterpillar brand name;

•	If Caterpillar meets minimum semi-annual sales requirements, we will not sell Cat UPS to specifically identified competitors of Caterpillar until January 1, 2007 or the termination of the distribution agreement (Caterpillar has not met the minimum annual sales requirements); and

•	We will provide Caterpillar the same warranty Caterpillar provides to its customers who purchase electric power generation products (one year from delivery to the end-user).

Under our existing agreement, Caterpillar may continue to distribute Cat UPS until January 1, 2007. At such time the agreement will continue for additional six-month periods unless either party provides to the other, within ninety days of the end of a period, written notice of its decision not to renew the distribution agreement. The agreement may also be terminated by Caterpillar if we fail to cure any material breach by us, if the Cat UPS we manufacture consistently and materially fails to meet our published specifications, or if we substantially and continuously fail to meet agreed shipment dates for products ordered by Caterpillar. Finally, either party may terminate the agreement in the event of a change of control of the other.

To date, sales by Caterpillar have been short of the contractual minimums necessary for Caterpillar to retain semi-exclusivity; however, we have continued to work with Caterpillar as our primary UPS OEM customer and have not sold the UPS to any of Caterpillar’s identified competitors. Our agreement with Caterpillar expires in January 2007. While we intend to renew this agreement, and currently believe that Caterpillar intends to renew the agreement, we cannot be sure that such renewal will take place.

Eaton Electrical

Eaton Electrical is a global leader in power systems technology and has a broad range of UPS products and services available worldwide. Eaton Electrical sells and services the CleanSource DC product with its own UPS, delivering a battery-free backup power solution. Eaton Electrical has a well-established sales and service network that allows it to provide an effective sales channel and quality service to our end-users around the world. We recently renewed our worldwide distribution agreement with a one-year term that gives Eaton Electrical the non-exclusive right to distribute and sell the CleanSource DC worldwide. Eaton Electrical is under no obligation to purchase any CleanSource DC units from us.

GE Consumer and Industrial

Purchase Agreement. We have a purchase agreement with GE Consumer and Industrial (formerly GE Digital Energy), a division of General Electric responsible for power quality equipment. GE has the non-exclusive right to purchase and sell our CleanSource DC products. Sales of our products through this channel were negligible in 2005; however, we have experienced and are anticipating additional sales of our CleanSource DC products through this channel in 2006.

Sourcing Agreement. During 2005, GE Zenith Controls and Active Power entered into a long-term supply agreement for uninterruptible power supplies and related accessories. This agreement allows us to buy and resell GE’s 60 Hz double-conversion UPS line in North America. In 2005 we began selling these GE UPS systems on a stand-alone basis themselves; and in 2006 they are being sold along side our CoolAir DC product through our direct and manufacturers’ representative sales channels.

Other CleanSource DC Distributors

In addition to Caterpillar, Eaton Electrical and GE, we have distribution agreements with other OEM customers that have coverage in other geographical areas (e.g., Japan and The Republic of South Korea). To date, none of these distributors has generated significant revenue for us.